Exhibit 99.1

Aethlon Medical Announces Appointment of Rod Kenley To Its Board of Directors

San Diego, CA. – October 19, 2010 – Aethlon Medical, Inc. (OTCBB:AEMD), the pioneer in developing therapeutic filtration devices to address infectious disease and cancer, announced today that Rod Kenley has been appointed to the Aethlon Medical board of directors.

Mr. Kenley has 33 years of experience in healthcare, most of which have been spent in the extracorporeal blood purification arena. Mr. Kenley held several positions at Baxter Healthcare (Travenol) from 1977 through 1990 including International Marketing Manager, Business Unit Manager for Peritoneal and Hemodialysis products, Manager of New Business Development, Director of Worldwide Product Planning, Director of Advanced Product Development, and VP of Electronic Drug Infusion.  During this tenure he conceived of and managed the launch of several new products that have been highly commercially successful including the HomeChoice peritoneal dialysis cycler.

Mr. Kenley founded Aksys Ltd. in January 1991 to develop and commercialize his concept of a daily home hemodialysis system which was commercially launched in 2002 as the PHD system.  In 2004, Mr. Kenley initiated the development of a second generation home hemodialysis system in partnership with DEKA Research & Development Corporation in Manchester New Hampshire.  In 2007, the assets of Aksys Ltd. were acquired by DEKA where Mr. Kenley is now employed and continues work on the second generation home HD system along with several other new dialysis products.

Mr. Kenley is the recipient of over 30 patents and has been a frequent presenter at international symposia regarding the provision of dialysis, the design of dialysis equipment, designing medical equipment according to FDA guidelines as well as lecturing at Kellogg and other business schools in the area of entrepreneurship.

“I am honored and excited to be asked to join the Board of Aethlon Medical.  In my 30+ years of experience in the area of blood purification therapies, I have rarely seen an extracorporeal device that has the breadth of market opportunities that are engendered by the Aethlon Hemopurifier®. Firstly, it represents the most logical solution as a countermeasure to a bioterror attack owing to its expected efficacy regardless of any genetic manipulations that may have been engineered into a bioweapon to render vaccines impotent.  Furthermore, it has a long shelf life and can be ready to deploy at a moment’s notice.

Secondly, it promises to be a highly contributing adjunct to drug therapy for a variety of chronic viral diseases such as hepatitis C and HIV that may well significantly increase the percentage of patients achieving a non-detectable viral load status.  Thirdly, it has the potential to be a front-line therapy against pandemic viral outbreaks particularly in cases where vaccines do not exist or are ineffective.

Lastly, the Hemopurifier’s ability to adsorb exosomes, the small particles that are released by solid tumors to provide localized immunity by inactivating the host’s cellular immune defenses represents a major opportunity in the cancer arena.

Consequently, I look forward with great anticipation to working with the Aethlon Board and its employees to capitalize on this wealth of opportunities in the coming years,” stated Kenley.

Mr. Kenley received his Bachelor of Arts degree in Biology and Chemistry from the Wabash College, a Masters of Science degree in Molecular Biology from Northwestern University and a Masters of Management from the Kellogg Graduate School of Management, also at Northwestern University.

“Rod has been instrumental in the commercialization of some of the most important advances in the dialysis industry,” stated Aethlon Chairman and CEO, Jim Joyce.  “His presence on our team is already impacting our endeavors and we believe Rod’s unique insights will benefit our organization in the years to come.”

About Aethlon Medical

At Aethlon Medical, we create revolutionary devices to address infectious disease and cancer. Our devices are designed to be novel platform solutions that fill therapeutic voids or aid in disease diagnosis and monitoring.

Our Hemopurifier® is the first medical device to selectively target the removal of infectious viruses and immunosuppressive proteins from the entire circulatory system. We recently discovered that our Hemopurifier® captures tumor-secreted exosomes that suppress the immune system of those afflicted with cancer. Prior to this discovery, a therapeutic strategy to directly inhibit or reverse the immunosuppressive destruction caused by exosomes did not exist in cancer care. By eliminating this mechanism, we believe our Hemopurifier® can fill an unmet clinical need and provide the benefit of an immune-based therapy without adding drug toxicity or interaction risks to established and emerging treatment strategies.

Human studies have documented the ability of our Hemopurifier® to safely reduce viral load in both Hepatitis-C virus (HCV) and Human Immunodeficiency Virus (HIV) infected patients without the administration of antiviral drugs.  However, our initial clinical and commercialization focus is to establish our Hemopurifier® as an adjunct therapy to enhance the benefit of both infectious disease and cancer treatment regimens. In this regard, we plan to commercialize our Hemopurifier® in India as we advance our clinical strategies in the United States and the European Union.  In vitro studies conducted by government and non-government research institutes have also verified that our Hemopurifier® has broad-spectrum capabilities against bioterror and emerging pandemic threats. These studies have confirmed the capture of Dengue Hemorrhagic Virus, Ebola Hemorrhagic Virus, Lassa Hemorrhagic Virus, West Nile Virus, H5N1 Avian Influenza Virus, 2009 H1N1 Influenza Virus, the reconstructed Spanish Flu of 1918 Virus, and Monkeypox Virus, which serves as a model for human Smallpox infection.

As a therapeutic device, the Hemopurifier® provides us with a pipeline into four significant market opportunities:

1.	Cancer: A treatment candidate to improve patient responsiveness to established cancer therapies by removing immunosuppressive exosomes from circulation.

2.	Hepatitis-C Virus (HCV): As an adjunct therapy to accelerate viral load reduction at the outset of standard of care drug regimens.

3.	Human Immunodeficiency Virus (HIV): Provides a potential therapeutic option for HIV-infected individuals to manage disease progression once they become resistant to antiviral drug regimens.

4.	Bioterror and Pandemic Threats: Represents the most advanced broad-spectrum strategy to address untreatable bioterror and emerging pandemic threats.

The Hemopurifier® is an expansive multi-patented platform technology whose mechanism of action can be leveraged to provide therapeutic, diagnostic, and biomarker discovery solutions. As a therapeutic, the Hemopurifier® is a single-use disposable cartridge designed for implementation within the established infrastructure of dialysis machines and other blood circulatory pumps already located in hospitals and clinics worldwide.

In design, our Hemopurifier® is a selective filtration device containing affinity agents that tightly bind to high-mannose structures unique to the surface of exosomes produced by cancer and glycoproteins residing on the envelope of viruses. These agents are immobilized around approximately 2800 porous hollow fibers that run the interior length of our device. The resulting design provides us the novel ability to separate both exosome and viral targets away from blood cells so they can then be selectively and permanently removed from the circulatory system. In application, blood circulation is established into the Hemopurifier® via a catheter or other blood access device. Once blood flow has been established, treatment benefit is immediate as the entire circulatory system can pass through the Hemopurifier® in as little as 15 minutes.

Our wholly owned subsidiary, Exosome Sciences, Inc. (ESI) is focused on the development of exosome-targeted products and services that improve cancer diagnosis, provide post-treatment cancer surveillance, and aid in the discovery of biomarkers that allow doctors to optimize patient therapy. Additional information regarding Aethlon Medical and Exosome Sciences can be accessed online at www.aethlonmedical.com.

Contacts:

James A. Joyce
Chairman, CEO
858.459.7800 x301
jj@aethlonmedical.com

John P. Salvador
Director, Communications & Investor Relations
858.459.7800 x307
jps@aethlonmedical.com

Jon Cunningham
RedChip Companies, Inc.
800.733.2447 x107
jon@redchip.com